EXHIBIT 99.2

Press Release

BOARDWALK'S GULF SOUTH PIPELINE ANNOUNCES
SOUTHEAST MARKET EXPANSION PROJECT

HOUSTON, August 19, 2012 - Boardwalk Pipeline Partners, LP today announced that its subsidiary, Gulf South Pipeline Company, LP (“Gulf South”), has received binding commitments for its proposed Southeast Market Expansion and will move forward with the next steps of the project.

“We are pleased with the positive response to our Open Season, including binding commitments from key anchor shippers,” said John Haynes, Chief Commercial Officer of Boardwalk. “The Southeast Market Expansion project will be an integral part of connecting abundant and competitively-priced natural gas supplies in the northern Louisiana area, including through our recently-created Perryville Hub, with the natural gas demand for power generation and industrial consumption that is expected to grow substantially over the next decade, particularly in the southeastern region of the United States that Gulf South's Southeast Market Expansion will serve.”

With the binding commitments to the project that have been received to date, Boardwalk anticipates that Gulf South will initiate the permitting process with the Federal Energy Regulatory Commission (“FERC”) in the next 30 days.

At an estimated cost of approximately $300 million, this phase of the Southeast Market Expansion project is expected to be in service in the fourth quarter of 2014 and add 450 million cubic feet per day (mmcf/d) to Gulf South's ability to transport natural gas from multiple locations in northern Louisiana to end-users and downstream interstate pipelines, such as Florida Gas Transmission and Gulf Stream Natural Gas System, in Mississippi, Alabama and Florida. The Southeast Market Expansion will also be connected to Boardwalk's Petal Gas Storage facility, further enhancing the flexible services that Gulf South may provide to its customers.

About Gulf South Pipeline Company, LP
Gulf South is an interstate pipeline consisting of 7,360 miles of pipeline and two natural gas storage facilities located in Louisiana and Mississippi that have an aggregate 83 Bcf of working gas capacity. Additional information about the partnership can be found on its website at www.gulfsouthpl.com.

About Boardwalk Pipeline Partners, LP
Boardwalk Pipeline Partners, LP (NYSE:BWP) is a limited partnership engaged, through its subsidiaries, in the transportation, storage and gathering of natural gas. Boardwalk operates approximately 14,300 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 186 Bcf. Boardwalk is a subsidiary of Loews Corporation (NYSE: L), which holds 58% of Boardwalk's equity, excluding incentive distribution rights.

SOURCE:    Boardwalk Pipeline Partners, LP

Contact:    Boardwalk Pipeline Partners, LP
Molly Ladd Whitaker, 866-913-2122
Director of Investor Relations and Corporate Communications